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                                                                  EXHIBIT (m)(2)


                         THE NAVELLIER MILLENNIUM FUNDS

                          RULE 12b-1 DISTRIBUTION PLAN

         This distribution plan as amended May 25, 2000 and further amended February 28, 2002 (the "Rule 12b-1 Distribution Plan" or the "Plan"), has been adopted by each Portfolio (the "Portfolios") of The Navellier Millennium Funds, a registered open-end investment company organized as a Delaware Business Trust (the "Fund"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

                                     WHEREAS

         Each Portfolio presently distributes its Class C shares ("Shares") of capital stock through a contractual arrangement with its distributor, Navellier Securities Corp. (the "Distributor"), duly qualified to act on behalf of each Portfolio in such capacity, which contract has been approved by the Fund's Board of Trustees in accordance with requirements of the Act (the "Distribution Agreement"). Pursuant to the Distribution Agreement, the Distributor may enter into service agreements ("Service Agreements") with certain securities dealers, financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization") for

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distribution and promotion of, administration of, and servicing investors in, the Portfolio's shares.

         Under this proposal, each Portfolio and its Investment Advisor (the "Advisor") may from time to time and from their own funds or from such other resources as may be permitted by rules of the Securities and Exchange Commission, make payments as described in Sections 2 and 3 hereof for distribution and service assistance.

         In voting to approve the Plan and related Service Agreement, the Board requested and evaluated such information as it deemed necessary to an informed determination and has concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan will benefit the Portfolios and their Class C shareholders.

         NOW, THEREFORE, in consideration of the foregoing, each Portfolio hereby adopts this Plan under the Act:

         1. The Distributor shall act as distributor of each Portfolio's Class C shares pursuant to the Distribution Agreement and shall receive from each Portfolio an annual 1.00% 12b-1 fee (payable pro rata monthly) of the average daily net assets of the Portfolio. Payments under this 1.00% 12b-1 fee may exceed actual expenses of the Distributor in distributing, promoting and servicing the Portfolio. The Distributor may, at its own expense, enter into Service Agreements with Service Organizations for Distribution and Service Assistance.

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         2. Each Portfolio shall pay all costs and expenses in connection with the preparation, printing and distribution of the Portfolio's prospectuses and shareholder reports to existing shareholders. The Distributor shall pay for printing and distribution of prospectuses sent to prospective investors and any promotional material.

         3. (a) There shall be paid periodically to one or more Service Organizations payments in respect of such Service Organizations' services to the Portfolio's shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders for whom the Service Organization provides service assistance. These payments for services shall be included in the 12b-1 fee paid to Distributor and shall be paid by Distributor to such Service Organization out of the 12b-1 fee. Payments to the Distributor under the 12b-1 plan may exceed the Distributor's actual expenses and payments to Service Organizations. The Service Payments are subject to compliance with the terms of the Service Agreements between the Service Organization and the Distributor.

                (b) Distribution and Service Assistance, as defined in this Plan, shall include, but not be limited to, INTER ALIA, (i) formulating and implementing marketing and promotional activities,

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including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (ii) arranging and contracting for the preparation and printing of sales literature and the mailing and distribution thereof; (iii) procuring, evaluating and providing to the Portfolio such information, analyses and opinions with respect to marketing and promotional activities as the Portfolio may, from time to time, reasonably request; (iv) providing office space and equipment, telephone facilities and dedicated personnel as is necessary to provide the services hereunder; (v) answering Client inquiries regarding the Portfolio and assisting Clients in changing dividend options, account designations and addresses; (vi) establishing and maintaining Client accounts and records; (vii) processing purchase and redemption transactions; (viii) providing automatic investment in Portfolio shares of Client cash account balances; (ix) providing periodic statements showing a client's account balance and integrating such statements with those of other transactions and balances in the Client's other accounts serviced by the Service Organization; and (x) arranging for bank wires and such other services as the Portfolio may request, to the extent that the Service Organization is permitted by applicable statute, rule or regulation. Anything stated herein to the contrary notwithstanding and subject to the rules and regulations of the Act, any Service Payments made pursuant to this Plan shall cover Class C shares of capital stock of each Portfolio as to which the Plan is effective.

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                (c) In each year that this Plan remains in effect, the
Distributor of each Portfolio and/or the Investment Advisor shall prepare and furnish to the Board of Trustees of the Fund and the Trustees shall review, at least quarterly, written reports, complying with the requirements of Rule 12b-1 under the Act, of the amounts expended under the Plan and purposes for which such expenditures were made.

         4. The Fund will allocate the amounts expended by it under the Plan to each series or class of securities of the Fund as to which the Plan is effective in the proportion that the average daily net asset values of such series or class of securities bears to the average daily net assets of all such series or classes of securities as to which the Plan is effective.

         5. The Plan shall become effective upon approval by (a) a vote of (i) the Fund's Board of Trustees and (ii) the Qualified Trustees (as defined in
Section 8 hereof), cast in person at a meeting called for the purpose of voting thereon, and (b) with respect to the Class C shares of the Portfolio, at least a majority vote of the outstanding Class C voting securities of the Portfolio, as defined in Section 2(a)(42) of the Act.

         6. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan is approved at least annually by a vote of the Board of Trustees of the Fund, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on

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such Plan. This Plan may not be amended in order to increase materially the amounts to be expended in accordance with Sections 1, 2 and 3(a) hereof without approval of the Class C securities affected in accordance with Section 5 hereof. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Fund, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.

         7. This Plan may be terminated at any time by a majority vote of the Trustees who are not interested persons (as defined in Section 2(a)(19) of the Act) of the Fund ("Independent Trustees") and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan ("Qualified Trustees"), by vote of a majority of the outstanding Class C voting securities of a Portfolio, as defined in Section 2(a)(42) of the Act.

         8. While this Plan shall be in effect, the selection and nomination of the Independent Trustees of each Portfolio shall be committed to the discretion of the Independent Trustees then in office.

         9. Any termination or noncontinuance of a Service Agreement by the Distributor with a particular Service Organization shall have no effect on similar agreements between the Distributor and other Service Organizations.

         10. The Distributor is not obligated by this Plan to execute a Service Agreement with a qualifying Service Organization nor is it required to pay all or any portion of the


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12b-1 fee to any service organization. The Distributor shall be entitled to retain the entire amount of the 12b-1 fee.

         11. Each Portfolio shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

Dated:  February 28, 2002

                                                THE NAVELLIER MILLENNIUM FUNDS


                                                By  /s/ Louis G. Navellier
                                                    ----------------------------
                                                    Louis G. Navellier, Trustee


                                                By  /s/ Barry Sander
                                                    ----------------------------
                                                    Barry Sander, Trustee


                                                By  /s/ Joel Rossman
                                                    ----------------------------
                                                    Joel Rossman, Trustee


                                                By  /s/ Arjen Kuyper
                                                    ----------------------------
                                                    Arjen Kuyper, Trustee


                                                By  /s/ Jacques Delacroix
                                                    ----------------------------
                                                    Jacques Delacroix, Trustee